Exhibit 99.1

FTAI Aviation Announces Internalization, Terminates Management and Advisory Agreement

NEW YORK, May 28, 2024 (GLOBE NEWSWIRE) -- FTAI Aviation Ltd. (NASDAQ: FTAI) (“FTAI” or the “Company") announced today it has entered into definitive agreements providing for the internalization of the Company’s management operations.

Internalization Agreement

Under the Internalization Agreement, the Company and FIG LLC (the “Manager”) have terminated the Management and Advisory Agreement, dated July 31, 2022 (the “Management Agreement”), and the Services and Profit Sharing Agreement, dated November 10, 2022 (the “Services and Profit Sharing Agreement”), effective as of May 28, 2024 (the “Effective Date”). In connection with the termination of the Management Agreement, the Company has agreed to (i) pay the Manager $150 million in cash; (ii) pay the Manager all accrued but not yet paid compensation and reimbursable expenses due under the Management Agreement and/or the Services and Profit Sharing Agreement, as well as certain other expenses; and (iii) issue to the Manager 1,866,949 ordinary shares of the Company.

As a result of the termination of the Management Agreement, and subject to an agreed upon transition described in more detail below, FTAI has ceased to be externally managed and now operates as an internally managed company.

No Changes to Leadership Team

The Company will continue to be managed by its strong senior leadership team, with Joe Adams, as Chairman of the Board and Chief Executive Officer; Angela Nam, as Chief Financial Officer and Chief Accounting Officer; and David Moreno as a senior executive. In addition, the Company intends to extend offers of employment to certain other employees of the Manager who currently provide services to the Company, including, but not limited to, those who support FTAI’s Legal, IT, Accounting, Tax and Treasury operations.

Expected Internalization Benefits

The Company estimates that the internalization will result in approximately $30 million of initial annualized cost savings, rising significantly each year.

“The internalization of FTAI’s management reflects the confidence in our team's capabilities and our vision for long-term growth and success,” said Joe Adams, Chairman of the Board and Chief Executive Officer. “This agreement creates immediate cost savings, value for our shareholders and positions FTAI to fully benefit from the tremendous potential we see ahead. We look forward to an exciting future.”

Transition Services Agreement

The Company and the Manager also entered into a Transition Services Agreement (the “Transition Services Agreement”), pursuant to which the Manager will provide (or cause to be provided), all of the services it was previously providing to the Company immediately prior to the Effective Date for a transition period. In addition, under the Transition Services Agreement, the Company is required to use commercially reasonable efforts to make certain employees of the Company available to provide certain services to the Manager for a transition period.

Former Manager

Prior to the internalization, the Company was externally managed by the Manager, an affiliate of Fortress Investment Group LLC, subject to oversight by the board of directors of the Company (the “Board”), pursuant to the Management Agreement. In accordance with the Management Agreement, the Manager provided the Company with a management team, certain other personnel and corporate infrastructure. Accordingly, the individuals who provided services to the Company pursuant to the Management Agreement were employees of the Manager. In exchange for the Manager’s services, the Company paid the Manager a management fee and reimbursed the Manager for certain expenses. In addition, an affiliate of the Manager was entitled to incentive allocations (comprised of income incentive allocations and capital gains incentive allocations). The Company also reimbursed the Manager for various expenses incurred on the Company’s behalf.

Special Committee of the Board of Directors

The Board formed a Special Committee composed entirely of independent and disinterested directors to negotiate and approve the terms of the internalization. In connection with the internalization, Houlihan Lokey served as financial advisor and Wilson Sonsini Goodrich & Rosati served as counsel to the Special Committee, Citi served as the exclusive financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP served as counsel to the Manager.

About FTAI Aviation Ltd.

FTAI owns and maintains commercial jet engines with a focus on CFM56 and V2500 engines. FTAI’s propriety portfolio of products, including The Module Factory and a joint venture to manufacture engine PMA, enables it to provide cost savings and flexibility to its airline, lessor, and maintenance, repair, and operations customer base. Additionally, FTAI owns and leases jet aircraft which often facilitates the acquisition of engines at attractive prices. FTAI invests in aviation assets and aerospace products that generate strong and stable cash flows with the potential for earnings growth and asset appreciation.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the internalization of the Company’s management and the potential costs and benefits thereof, the expected post-internalization employees and related transactions. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond the Company’s control. These risks and uncertainties include, but are not limited to, risks and uncertainties relating to the Company’s ability to successfully manage the transition to self-management and the ability to achieve expected cost savings or the timing thereof; unanticipated difficulties financing the internalization; unanticipated expenditures relating to or liabilities arising from the internalization; litigation or regulatory issues relating to the internalization; and the impact of the internalization on relationships with, and potential difficulties retaining, the Company’s executive officers, employees and directors on a go-forward basis. The Company can give no assurance that its expectations will be attained and such differences may be material. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could affect such forward-looking statements, see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available on the Company’s website (www.ftaiaviation.com). In addition, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions, or circumstances on which any statement is based. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities.

For further information, please contact:

Alan Andreini
Investor Relations
FTAI Aviation Ltd.
(646) 734-9414
aandreini@fortress.com